CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Trigger Jump Securities due 2013	$4,200,000	$481.32

PROSPECTUS dated November 21, 2011	Pricing Supplement No. 1,045 to
PROSPECTUS SUPPLEMENT dated November 21, 2011	Registration Statement No. 333-178081
Dated November 22, 2011
Rule 424(b)(2)

$4,200,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Trigger Jump Securities due November 21, 2013 Based on the Performance
of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar
Brazilian real + Russian ruble + Indian rupee + Chinese renminbi

Unlike ordinary debt securities, the Trigger Jump Securities due November 21, 2013, Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar, which we refer to as the securities, do not pay interest and do not guarantee the return of any principal at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash equal to the stated principal amount of $1,000 plus or minus an amount based on whether an equally-weighted basket of four emerging markets currencies as a whole strengthens or weakens relative to the U.S. dollar, as determined on the valuation date.  The basket is composed of the Brazilian real (“BRL”), the Russian ruble (“RUB”), the Indian rupee (“INR”) and the Chinese renminbi (“CNY”), each of which we refer to as a basket currency and collectively as the basket currencies.  At maturity, if the basket has appreciated at all, investors will receive a fixed payment of $1,350 per security.  If, at maturity, the basket has remained unchanged or has depreciated but the basket performance is equal to or greater than the trigger threshold of –20%, investors will receive an amount equal to the $1,000 stated principal amount.  If, however, at maturity, the basket has depreciated and the basket performance is less than the trigger threshold of –20%, the payment at maturity will be substantially less than the $1,000 stated principal amount, and could be zero.  Accordingly, investors may lose their entire initial investment in the securities.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.

•	The stated principal amount and issue price of each security is $1,000. We will not pay interest on the securities.
•
At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount per security based on the performance of the basket as a whole relative to the U.S. dollar.  The basket performance may be positive or negative.

º
If the basket of currencies appreciates relative to the U.S. dollar and therefore the basket performance is positive, you will receive for each $1,000 stated principal amount of security that you hold a payment at maturity equal to $1,000 plus the fixed upside payment of $350 (35% of the stated principal amount).

º
If the basket of currencies remains unchanged or weakens relative to the U.S. dollar such that the basket performance is zero or negative but greater than or equal to the trigger threshold, you will receive for each $1,000 stated principal amount of security that you hold a payment at maturity equal to $1,000.

º
If the basket of currencies weakens relative to the U.S. dollar such that the basket performance is less than the trigger threshold, you will receive for each $1,000 stated principal amount of security that you hold a payment at maturity equal to (i) $1,000 times (ii) one plus the basket performance, which will be an amount over 20% less than the $1,000 stated principal amount.  There is no minimum payment at maturity on the security.

•
The basket performance will equal the sum of the currency performance values of each of the basket currencies.  The currency performance value of each basket currency will equal the currency performance of such basket currency, as determined on November 18, 2013, which we refer to as the valuation date, multiplied by a weighting 25%.

º	With respect to each basket currency, the currency performance will be equal to: 1 – (final exchange rate / initial exchange rate).
➢
The initial exchange rate for each basket currency equals the exchange rate for such basket currency on the day we priced the securities for initial sale to the public, which we refer to as the pricing date.

➢	The final exchange rate for each basket currency will equal the exchange rate for such basket currency on the valuation date.
º	The currency performance formula effectively limits the contribution of each basket currency to 100% but does not limit the downside exposure to that basket currency.
º	In addition, the maximum payment per security at maturity will not be greater than the fixed payment of $1,350.
•	Investing in the securities is not equivalent to investing in the basket currencies.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 617482SG0 and the ISIN number for the securities is US617482SG00.
You should read the more detailed description of the securities in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-13.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE 100% PER SECURITY

	Price to Public(1)	Fees and Commissions(1)(2)	Proceeds to Issuer
Per securities	$1,000	$22.50	$977.50
Total	$4,200,000	$94,500	$4,105,500
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $992.50 per security.  Please see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-31 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $22.50 for each security they sell.  Please see “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for information about fees and commissions.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement, the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)      an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)      an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)      a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)      otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities are medium-term debt securities of Morgan Stanley.  The return on the securities at maturity is based on the performance of an equally-weighted basket of four emerging markets currencies composed of the Brazilian real, the Russian ruble, the Indian rupee and the Chinese renminbi relative to the U.S. dollar.

Each security costs $1,000
We, Morgan Stanley, are offering Trigger Jump Securities due November 21, 2013, Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar, which we refer to as the securities.  The stated principal amount and issue price of each security is $1,000.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not pay interest and do not guarantee the return of any of your principal
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity.  If, at maturity, the basket performance is less than the trigger threshold of –20%, you will receive for each $1,000 stated principal amount of security that you hold a payment at maturity equal to (i) $1,000 times (ii) one plus the basket performance, which will be an amount less than $800.  There is no minimum payment at maturity on the security.

The basket
The securities provide investors with exposure to an equally-weighted basket of four  emerging markets currencies.  At maturity, if the basket performance is positive, investors will receive the fixed upside payment.  If the basket performance is zero or negative but greater than or equal to the trigger threshold of –20%, the payment at maturity will be the $1,000 stated principal amount.  If, however, at maturity, the basket has depreciated and the basket performance is less than the trigger threshold of –20%, the payment at maturity will be less than $800.  There is no minimum payment at maturity on the security. Investors may lose their entire investment in the securities.

The following table sets forth the basket currencies and the initial exchange rate, the Reuters page and the weighting for each basket currency.

Basket Currency	Initial Exchange Rate	Reuters Page	Weighting
Brazilian real (“BRL”)	1.8069	BRFR	25%
Russian ruble (“RUB”)	30.9954	EMTA	25%
Indian rupee (“INR”)	52.7015	RBIB	25%
Chinese renminbi (“CNY”)	6.3555	SAEC	25%

The securities are linked to the performance of a basket consisting exclusively of emerging markets currencies.  There is an increased risk of significant adverse fluctuations in the performance of currencies of less developed and less stable economies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the securities.

Payment at maturity based on the basket performance
At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based on the basket performance.  The basket performance will equal the sum of the currency performance values of each of the basket currencies.  The payment at maturity will be determined as follows:

•      If the basket of currencies appreciates relative to the U.S. dollar and therefore the basket performance is positive, you will receive for each $1,000 stated principal amount of security that you hold a payment at maturity equal to:

$1,000    +    the upside payment

where	,

upside payment =	$350 per security (35% of the stated principal amount)

and

basket performance =	the sum of the currency performance values of each basket currency and where,

currency performance value =	currency performance × weighting

currency performance =	with respect to each currency: 1 – (final exchange rate / initial exchange rate)

initial exchange rate =	the exchange rate for such basket currency on the pricing date. See “Summary of Pricing Supplement—The basket—Initial Exchange Rate” above.

final exchange rate =
the exchange rate for such basket currency on November 18, 2013, which we refer to as the valuation date.  The scheduled valuation date may be adjusted in the event such day is not a currency business day.  See “Description of Securities—Valuation Date.”

exchange rate =	with respect to each currency: is expressed as the rate for conversion of units of such basket currency into one U.S. dollars, in each case, as determined by reference to the applicable Reuters Page.

weighting =	25%

•      If the basket of currencies remains unchanged or weakens relative to the U.S. dollar such that the basket performance is zero or negative but greater than or equal to the trigger threshold of –20%, you will receive for each $1,000 stated principal amount of security that you hold a payment at maturity equal to $1,000.

•      If the basket of currencies weakens relative to the U.S. dollar such that the basket performance is less than the trigger threshold of –20%, you will receive for each $1,000 stated principal amount of security that you hold a payment at maturity equal to:

$1,000 × (1 + the basket performance)

Because the basket performance will be less than –20%, this payment will be less than $800. There is no minimum payment at maturity on the securities.

The basket performance is the sum of the currency performance values of each of the basket currencies, each as determined on the valuation date.  At a time when one or more of the basket currencies strengthens relative to the U.S. dollar, one or more of the other basket currencies may weaken relative the U.S. dollar or strengthen to a lesser extent.  Therefore, in calculating the basket performance, the strengthening relative to the U.S. dollar of one or more of the basket currencies may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.

On PS-8, we have provided a graph titled “Trigger Jump Securities Payoff Diagram,” and beginning on PS-9 we have provided examples titled, “Hypothetical Payouts on the Securities at Maturity,” which illustrate the performance of the securities at maturity assuming a range of hypothetical basket performances.  The graph and examples do not show every situation that may occur.

You can review a table of the historical exchange rates relative to the U.S. dollar and related graphs of each of the basket currencies for each calendar quarter in the period from January 1, 2006 through November 22, 2011, and a graph of the historical performance of the basket for the same period (assuming that each of the basket currencies is equally weighted in the basket) in this pricing supplement under “Description of Securities—Historical Information” and “Description of Securities—Historical Graph.”  You cannot predict the future performance of the basket currencies or of the basket as a whole relative to the U.S. dollar, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performances.

Investing in the securities is not equivalent to investing in the basket currencies.

The appreciation potential of the securities is limited	The maximum payment per security at maturity will not be greater than the fixed payment of $1,350, regardless of the basket performance.

The basket performance is limited by the formula for currency performance of each basket security
The formula used to calculate the currency performance of each security limits the maximum currency performance to 100%, but does not provide for a downward limit. The weakening of one or more basket currencies can offset even significant appreciation in other basket currencies due to the effective cap on the currency performance. See “Hypothetical Payouts on the Securities at Maturity—Example 2” on PS-10.

Morgan Stanley Capital Services Inc. will be the calculation agent
We have appointed our affiliate, Morgan Stanley Capital Services Inc., which we refer to as MSCS, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior securities.  As calculation agent, MSCS has determined the initial exchange rate for each basket currency and will determine the final exchange rate for each basket currency, the currency performance values and the basket performance, and calculate the amount you will receive at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest
The agent for the offering of the securities, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-31.

Where you can find more information on the securities
The securities are senior securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 21, 2011 and prospectus dated November 21, 2011.  We describe the basic features of this type of security in the sections of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in currency-linked securities such as the securities may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or call us at (800) 233-1087.

HOW DO CURRENCY EXCHANGE RATES WORK?

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

•
The exchange rate for each of the basket currencies is expressed as the number of units of that currency per U.S. dollar.  As a result, a decrease in the exchange rate means that the relevant basket currency has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  An exchange rate of 1.20 reflects a strengthening of the BRL, relative to the USD, as compared to an exchange rate of 1.50.

•
Conversely, an increase in the exchange rate means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  An exchange rate of 1.80 reflects a weakening of the BRL relative to the USD, as compared to an exchange rate of 1.50.

HOW DOES THE CURRENCY PERFORMANCE FORMULA WORK?

The currency performance formula used to calculate the payment at maturity for the securities effectively limits the contribution of each basket currency to 100% but does not limit the downside exposure to that basket currency.

•	In the example below, the Brazilian real strengthens from the initial exchange rate of 1.50 to the final exchange rate of 1.35, resulting in the currency performance of 1 – (1.35 / 1.50) = 10%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (#BRL / 1 USD)
1.50	1.35

•	In the example below, the Brazilian real weakens from the initial exchange rate of 1.50 to the final exchange rate of 2.25, resulting in the currency performance of 1 – (2.25 / 1.50) = –50%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (#BRL / 1 USD)
1.50	2.25

•
In the example below, the Brazilian real strengthens to the fullest extent possible from the initial exchange rate of 1.50 to the final exchange rate of 0.001 (possibly due to a hypothetical devaluation of the U.S. dollar), resulting in the currency performance of 1 – (0.001 / 1.50) = approximately 99.99%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (#BRL / 1 USD)
1.50	0.001

This example illustrates that, because the currency performance is calculated by subtracting the fraction equal to the final exchange rate divided by the initial exchange rate from 1, the maximum possible currency performance for each basket currency will be no greater than 100%.  However, any possible decline in the basket currencies is not so limited as shown in the example below.

•
In the example below, the Brazilian real is seriously devalued and weakens from the initial exchange rate of 1.50 to the final exchange rate of 9.00, resulting in the currency performance of
1 – (9.00 / 1.50) = –500%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (#BRL / 1 USD)
1.50	9.00

Because the currency performance is calculated in the manner described above, there is no limit on the negative performance of any basket currency.  Consequently, even if three of the basket currencies were to appreciate significantly relative to the U.S. dollar, that positive performance could be more than offset by a severe depreciation of the fourth basket currency so that you could lose your entire initial investment in the securities.

Actual initial exchange rates vary from and final exchange rates will vary from those used in the examples above.

TRIGGER JUMP SECURITIES PAYOFF DIAGRAM

The payoff diagram below further illustrates the payout on the securities at maturity for a range of hypothetical currency performances.  The diagram is based on the following terms:

•	Stated principal amount: $1,000

•	Upside payment: $350

Trigger Jump Securities Payoff Diagram

How it works

•
If the basket performance is positive at all, the payment at maturity on the securities will be greater than the $1,000 stated principal amount per security, but in all cases will be equal to and will not exceed the $1,000 stated principal amount plus the upside payment of $350 per security.

•	If the basket performance is less than or equal to zero but greater than or equal to the trigger threshold of –20%, investors will receive the stated principal amount of $1,000 per security.

o	For example, if the basket weakens relative to the dollar such that the basket performance is –20%, investors will receive the stated principal amount of $1,000 per security.

•
If the basket performance is less than the trigger threshold of –20%, the payment at maturity on the securities will be less than the stated principal amount by an amount that is proportionate to the percentage weakening of the basket relative to the dollar.  The payment at maturity will be at least 20% less than the stated principal amount.

o
For example, if the basket weakens relative to the dollar such that the basket performance is –21%, investors would lose 21% of their principal and receive only $790 per security at maturity, or 79% of the stated principal amount.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

Below are four examples of how to calculate the basket performance and the payment at maturity based on the hypothetical exchange rates in the respective tables below.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

The exchange rates for each of the basket currencies are expressed as the number of units of the applicable basket currency per U.S. dollar.  For each basket currency, a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar and an increase in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar.  The numbers appearing in the examples below have been rounded for ease of analysis.

Actual initial exchange rates vary from and final exchange rates will vary from those used in the examples below.

Example 1:  The basket performance is positive.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
BRL	25%	1.54	1.386	10%
RUB	25%	27.51	24.759	10%
INR	25%	44.18	39.762	10%
CNY	25%	6.44	5.796	10%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (Final BRL exchange rate / Initial BRL exchange rate)]  ×  25%, plus
[1 – (Final RUB exchange rate / Initial RUB exchange rate)]  ×  25%, plus
 [1 – (Final INR exchange rate / Initial INR exchange rate)]  ×  25% plus
[1 – (Final CNY exchange rate / Initial CNY exchange rate)]  ×  25%

So, using the hypothetical exchange rates above:

[1 – (1.386 / 1.54)] × 25% = 2.5%, plus
[1 – (24.759 / 27.51)] × 25% = 2.5%, plus
[1 – (39.762 / 44.18)] × 25% = 2.5%, plus
[1 – (5.796 / 6.44)] × 25% = 2.5%

Basket performance	=	10%
Upside payment	=	$350
Payment at maturity	=	$1,000 + upside payment
	=	$1,000 + $350
	=	$1,350

Because the basket performance is greater than zero, investors will receive the upside payment.  Therefore, the total payment at maturity per security will be $1,350, which is the sum of the $1,000 stated principal amount and the upside payment of $350.

Example 2:  The basket performance is significantly greater than zero.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
BRL	25%	1.54	0.77	50%
RUB	25%	27.51	13.76	50%
INR	25%	44.18	22.09	50%
CNY	25%	6.44	3.22	50%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (0.77 / 1.54)] × 25% = 12.5%, plus
[1 – (13.76 / 27.51)] × 25% = 12.5%, plus
[1 – (22.09 / 44.18)] × 25% = 12.5%, plus
[1 – (3.22 / 6.44)] × 25% = 12.5%

Basket performance	=	50%
Payment at maturity	=	$1,000 + upside payment
	=	$1,000 + $350
	=	$1,350

Although the basket performance is significantly greater than zero, investors will still receive the upside payment.  Therefore, the total payment at maturity per security will be $1,350.

Example 3:  The basket performance is zero or negative but greater than or equal to the trigger threshold.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
BRL	25%	1.54	1.463	5%
RUB	25%	27.51	30.261	–10%
INR	25%	44.18	48.598	–10%
CNY	25%	6.44	6.2468	3%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (1.463 / 1.54)] × 25% = 1.25%, plus
[1 – (30.261 / 27.51)] × 25% = –2.50%, plus
[1 – (48.598 / 44.18)] × 25% = –2.50%, plus
[1 – (6.2468 / 6.44)] × 25% = 0.75%

Basket performance	=	–3%
Payment at maturity	=	$1,000

In this example, although the basket performance is negative, it is greater than the trigger threshold.  Therefore, the investor will receive the stated principal amount of $1,000.

The basket performance may be equal to or less than 0% even though one or more basket currencies have strengthened relative to the U.S. dollar over the term of the securities as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.  In this example, the appreciation of the Brazilian real and the Chinese renminbi is more than offset by the depreciation of the Russian ruble and the Indian rupee.

Example 4:  The basket performance is less than the trigger threshold.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
BRL	25%	1.54	0.001	99.999%
RUB	25%	27.51	137.55	–400.000%
INR	25%	44.18	0.001	99.999%
CNY	25%	6.44	0.001	99.999%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (0.001 / 1.54)] × 25% = 25%, plus
[1 – (137.55 / 27.51)] × 25% = –100%, plus
[1 – (0.001 / 44.18)] × 25% = 25%, plus
[1 – (0.001 / 6.44)] × 25% = 25%

Basket performance	=	–25%
Payment at maturity	=	$1,000 × (1 + basket performance)
	=	$1,000 × (1 + (–25%)
	=	$1,000 × 0.75
	=	$750

In this example, because the basket performance is less than the trigger threshold, the investor will receive an amount that is less than the $1,000 stated principal amount by an amount proportionate to the decrease in the value of the basket.  As there is an effective cap on the upside but not the downside of the currency performance, even the maximum possible currency performance by three of the basket currencies can be offset if the fourth basket currency is sufficiently negative.

Please review the table of the historical exchange rates of each of the basket currencies against the U.S. dollar for each calendar quarter in the period from January 1, 2006 through November 22, 2011 and related graphs.  Please also review the graph of the historical performance of the equally-weighted basket for the same period in this pricing supplement under “Description of Securities—Historical Information” and “Description of Securities—Historical Graph,” which illustrates the effect of the offset and/or correlation among the basket currencies during such period.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return any principal at maturity.  This section describes the most significant risks relating to the securities.

The securities do not pay interest or guarantee return of any principal
The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of any principal at maturity.  Instead, at maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based on the basket performance.  If the basket as a whole has depreciated by more than 20%, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decrease in the value of the basket, and you will lose over 20% of your investment.  There is no minimum payment at maturity on the securities and, accordingly, you could lose your entire investment.

Appreciation potential is fixed and limited
Even if the basket performance is positive, the appreciation potential of the securities is limited to the fixed upside payment of $350 per security (35% of the stated principal amount) even if the basket of currencies has strengthened significantly more than that relative to the U.S. dollar.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The securities are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other
Exchange rate movements in the basket currencies may not correlate with each other.  At a time when one or more of the basket currencies strengthens relative to the U.S. dollar, one or more of the other basket currencies may weaken relative the U.S. dollar or strengthen to a lesser extent.  Therefore, in calculating the basket performance, the strengthening relative to the U.S. dollar of one or more of the basket currencies may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.

Moreover, due to the specific formula used to calculate the currency performance for each basket currency, the maximum possible currency performance for any basket currency will be no greater than 100% while there is no comparable limit on the negative performance of a basket currency.  Consequently, even if three of the basket currencies were to appreciate significantly relative to the U.S. dollar, that positive performance could be more than offset by a severe devaluation of the fourth basket currency, so that the investor could lose a significant amount or all of its initial investment.

You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of the other basket currencies relative to the U.S. dollar based on historical performance.  In addition, there can be no assurance that the basket performance will be positive so that you will receive at maturity an amount that exceeds the stated principal amount of the securities. If the basket performance is less than the trigger threshold of –20%, you will receive at maturity an amount that is less than $800 per security and may be zero. See “Hypothetical Payouts on the Securities at Maturity—Example 4” on PS-12.

The securities are subject to currency exchange risk
Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the securities.  The exchange rates between the basket currencies and the U.S. dollar are volatile and are the result of numerous factors specific to the relevant countries and the United States including the supply of, and the demand for, those basket currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments and by macroeconomic factors and speculative actions related to different regions.  Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the United States, including economic and political developments in other countries.  Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) the balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the United States.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance.  The weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the securities and the return on an investment in the securities.

Consisting exclusively of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations
The securities are linked to the performance of a basket consisting exclusively of emerging markets currencies.  There is an increased risk of significant adverse fluctuations in the performance of currencies of less developed and less stable economies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the securities.  For special risks related to the basket currencies, please see the following descriptions:

Brazilian real

The exchange rate between the Brazilian real and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Brazil or elsewhere, and by macroeconomic factors and speculative actions.  The exchange rate is freely negotiated, but may be influenced from time to time by intervention by the Central Bank of Brazil.  From 1995 to 1999, the Central Bank of Brazil allowed the gradual devaluation of the real relative to the U.S. dollar.  In 1999, the Brazilian real suffered a currency crisis with significant devaluation.  Subsequently, the Central Bank of Brazil allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank of Brazil to manipulate the exchange rate of the Brazilian real for U.S. dollars as well as to regulate the flow of the Brazilian real into and out of the country.

Since then, the exchange rate has fluctuated considerably.  In 2009, the Brazilian real depreciated sharply against the U.S. dollar but has since recovered somewhat.  The Brazilian real is not freely convertible into foreign currencies.  While there have been some initial steps taken in the last few years to move towards a more free convertibility, the Central Bank of Brazil still requires the registration of all trades on its system (Sisbacen) among other restrictions.  In addition, the Central Bank of Brazil has been known to conduct regular interventions to smooth volatility.  Factors that might affect the likelihood of the government’s imposing exchange control restrictions include the extent of Brazil’s foreign currency reserves, the size of Brazil’s debt service burden relative to the economy as a whole, economic conditions in Brazil’s major export markets, changes in international prices of commodities, Brazil’s policy towards the International Monetary Fund, and political constraints to which Brazil may be subject.

Russian ruble

The exchange rate between the Russian ruble and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Russia or elsewhere, and by macroeconomic factors and speculative actions.  Until 1998, the Central Bank of Russia maintained a currency band to limit fluctuations of the Russian ruble within a certain specified range.  In August 1998, the Russian ruble devalued significantly, forcing the Central Bank of Russia to abandon attempts to maintain the value of the ruble and in early September 1998, the Central Bank of Russia announced that it would allow the Russian ruble to float freely against the U.S. dollar.  Since 1998, the Central Bank of Russia has maintained a managed float of the Russian ruble against the U.S. dollar and continues to intervene in the currency to achieve its targeted exchange rates.  In February 2006, the Central Bank of Russia announced that the Russian ruble would be targeted against a new weighted currency basket consisting of the euro and U.S. dollar to decouple the Russian ruble from the U.S. dollar. In July 2006, Russia lifted all currency controls on the Russian ruble and the Russian ruble became fully convertible and freely tradeable.  The Russian ruble sharply depreciated against the U.S. dollar in 2008 and 2009 but has since recovered somewhat.  The Central Bank of Russia periodically intervenes by purchasing surplus U.S. dollar liquidity from both natural resource exports and the foreign exchange market when foreign exchange fluctuations are sharp.  There is an annual guideline in the Main Directions of Monetary Policy to which the Central Bank of Russia adheres.  Factors affecting any future intervention in the Russian ruble or changes in policy include foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Russia’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Russia may be subject.

Indian rupee

The exchange rate between the Indian rupee and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in India or elsewhere, and by macroeconomic factors and speculative actions.  During the past decade, the Indian government has pursued policies of economic liberalization and deregulation, but the government’s role in the economy has remained significant.  From 1993 to 2003, the Indian rupee depreciated, but an increase in foreign investment in India led to strengthening of the Indian rupee from 2003 to 2007.  In 2008, the Indian rupee depreciated rapidly against the U.S. dollar, owing to the global dollar liquidity shortage, heavy withdrawals of portfolio investment from India and purchases of U.S. dollars by Indian banks to fund their overseas operations.  The Indian rupee has since regained some of the value lost in 2008.

The Indian government allows the exchange rate to float freely, without a fixed target or band, but the Reserve Bank of India will intervene when it deems necessary to preserve stability.  It also has the ability to restrict the conversion of rupees into foreign currencies, and under certain circumstances investors that seek to convert rupees into foreign currency must obtain the approval of the Reserve Bank of India. There are currently strict limits on foreign investment in bond markets. Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include political pressure related to recent inflation and its effect on exporters, the extent of India’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of India’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which India may be subject.

Chinese renminbi

The exchange rate between the Chinese renminbi and the U.S. dollar is managed by the Chinese government, and may also be influenced by political or economic developments in the People’s Republic of China or elsewhere and by macroeconomic factors and speculative actions.  From 1994 to 2005, the Chinese government used a managed floating exchange rate system, under which the People’s Bank of China (the “People’s Bank”) allowed the renminbi to float against the U.S. dollar within a very narrow band around the central exchange rate published daily by the People’s Bank.

In July 2005, the People’s Bank revalued the renminbi by 2% and announced that in the future it would set the value of the renminbi with reference to a basket of currencies rather than solely with reference to the U.S. dollar.  In addition, the People’s Bank announced that the reference basket of currencies used to set the value of the renminbi would be based on a daily poll of onshore market dealers and other undisclosed factors.  Movements in the exchange rate between the Chinese renminbi and the U.S. dollar within the narrow band established by the People’s Bank result from the supply of, and the demand for, those two currencies and fluctuations in the reference basket of currencies.

The inflow and outflow of renminbi in China has historically been tightly controlled by the People’s Bank but there have been signs in recent years of a nascent but fast-growing offshore renminbi market, with foreign exchange reforms implemented in 2010 serving as the catalyst.  These reforms allow the renminbi to move to Hong Kong from mainland China without restriction if it is for the purpose of international trade settlement (e.g., import payments).  Once moved offshore, this renminbi is reclassified from “CNY” renminbi to so-called “CNH” renminbi, which has no mainland restriction as to its end-use if it remains offshore.  However, the growth of the CNH market may be impeded as China still tightly regulates the “back flow” of CNH into the onshore mainland market, in part to protect domestic markets.  This creates a separate currency market for onshore versus offshore renminbi with different levels of exchange rates driven by capital control measures, supply and demand and arbitrage opportunities.  No assurance can be given with respect to any future changes in the policy of the People’s Republic of China dealing with offshore renminbi trading.

To the extent that management of the renminbi by the People’s Bank has resulted in and currently results in trading levels that do not fully reflect market forces, any further changes in the government’s management of the Chinese renminbi could result in significant movement in the value of the renminbi.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the People’s Republic of China and the United States, including capital control measures and economic and political developments in other countries.

Intervention in the currency markets by the countries issuing the
Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country.  Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by

basket currencies could materially and adversely affect the value of the securities	the government, or left to float freely. Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the securities is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders. There will be no offsetting adjustment or change made during the term of the securities in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed. Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies or the U.S. dollar, or any other currency. Therefore, any significant changes or governmental actions with respect to any of the basket currencies, the U.S. dollar or any other currency that result in a weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the securities and the return on an investment in the securities.

The recent global financial crisis may heighten currency exchange risks
In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions.  In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies.  Such interventions affect currency exchange rates globally and, in particular, the value of the basket currencies relative to the U.S. dollar.  For example, the Russian Central Bank devalued the ruble several times at the end of 2008 in response to economic and market conditions, primarily significant decreases in the price of oil.  Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the securities and your return on your investment in the securities at maturity.  The basket of currencies has been volatile in recent periods and we can give no assurance that this volatility will not continue in the future.

Market price of the securities may be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  As noted above, we expect that the exchange rates for the basket currencies on any day will affect the value of the securities more than any other single factor.  Other factors that may influence the value of the securities include: (i) the volatility (frequency and magnitude of changes in value) of the basket currencies relative to the U.S. dollar; (ii) interest and yield rates in the U.S. market and in the markets for each of the basket currencies; (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket currencies or currencies markets generally and that may affect the final exchange rates; (iv) the time remaining to the maturity of the securities; and (v) any actual or anticipated changes in our credit ratings or credit spreads.  Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if, at the time of sale, certain or all of the basket currencies have weakened relative to the U.S. dollar or if interest rates rise.

Investing in the securities is not equivalent to investing directly in the basket currencies
You may receive a lower payment at maturity than you would have received if you had invested directly in the basket currencies.  The basket performance is based on the currency performance for each basket currency, which is in turn based on the formula set forth above.  The currency performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

Even though currencies trade around the clock, the securities will not
The interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the securities, if any trading market develops, will not conform to the hours during which the basket currencies are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities.  The possibility of these movements should be taken into account in relating the value of the securities to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the basket performance.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co. as a result of dealer discounts, mark-ups or other transaction costs.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, Morgan Stanley Capital Services Inc., which we refer to as MSCS, has determined the initial exchange rate for each basket currency and will determine the final exchange rate for each basket currency, the currency performance values and the basket performance, and will calculate the amount you will receive at maturity.  Any of these determinations made by MSCS in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of any basket currency’s exchange rate, may adversely affect the payout to you at maturity.

The securities will not be listed on any securities exchange and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

Hedging and trading activity by our subsidiaries could adversely affect the value of the securities
One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the securities (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies.  Some of our subsidiaries also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the value of one or more of the basket currencies relative to the U.S. dollar on the pricing date and, as a result, could have increased the values relative to the U.S. dollar that such basket currencies must attain on the valuation date before you receive a payment at maturity that exceeds the stated principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the exchange rates of one or more of the basket currencies on the valuation date and, accordingly, the amount of cash you will receive at maturity.

Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the securities
The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of the securities.

The U.S. federal income tax consequences of an investment in the securities are uncertain
Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, under current law, we intend to treat each security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Assuming this characterization is respected and because the payment on the securities is linked to a basket of foreign currencies, it is likely that the securities will be subject to Section 988 of the Internal Revenue Code of 1986, as amended.  In that case, subject to the discussion below concerning the election, any gain or loss recognized by the U.S. Holder will be ordinary income or loss.  While a taxpayer may elect to treat gain or loss on certain forward contracts, futures contracts or option contracts linked to one or more foreign currencies as capital gain or loss, it is unclear whether the election is available for the securities.  The Internal Revenue Service (the “IRS”) could assert that the securities should be treated as debt instruments, whereupon the timing and character of income might differ significantly.  Because the securities provide for the return of principal except where the final currency basket value has declined below the trigger level, the risk that the securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other currency-linked securities that do not contain similar provisions.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the section entitled “United States Federal Taxation” in this pricing supplement.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Please read carefully the section of this pricing supplement called “United States Federal Taxation” concerning the U.S. federal income tax consequences of an investment in the securities.  Both U.S. and non-U.S. investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Securities” refers to each $1,000 stated principal amount of the Trigger Jump Securities due November 21, 2013, Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$4,200,000

Pricing Date	November 22, 2011

Original Issue Date (Settlement Date)	November 28, 2011 (three business days after the pricing date).

Maturity Date	November 21, 2013

Valuation Date
November 18, 2013.  If such date is not a Currency Business Day with respect to any Basket Currency, the Valuation Date with respect to such Basket Currency will be the immediately preceding Currency Business Day with respect to such Basket Currency.

Issue Price	$1,000 per Security (100%)

Stated Principal Amount	$1,000 per Security

Denominations	$1,000 and integral multiples of $1,000 thereafter

Minimum Purchase Amount	1 Security ($1,000)

CUSIP Number	617482SG0

ISIN Number	US617482SG00

Interest Rate	None

Specified Currency	U.S. dollars

Basket	The following table sets forth the Basket Currencies and the Reuters Page, the Initial Exchange Rate and the Basket Weighting for each Basket Currency:

Basket Currency	Reuters Page	Initial Exchange Rate	Basket Weighting
Brazilian real	BRFR	1.8069	25%
Russian ruble	EMTA	30.9954	25%
Indian rupee	RBIB	52.7015	25%
Chinese renminbi	SAEC	6.3555	25%

Payment at Maturity	At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Security an amount in cash equal to:

(i)	if the Basket Performance is greater than zero, the Stated Principal Amount of $1,000 plus the Upside Payment,

(ii)	if the Basket Performance is zero or negative but greater than or equal to the Trigger Threshold, the Stated Principal Amount of $1,000, or

(iii)	if the Basket Performance is less than the Trigger Threshold, (a) $1,000 times (b) one plus the Basket Performance.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered, if any, with respect to the $1,000 Stated Principal Amount of each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due, if any, with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Description of Securities—Book Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus.

Trigger Threshold	–20%

Upside Payment	$350 per Security (35% of the Stated Principal Amount)

Minimum Payment at Maturity	None

Basket Performance	The Basket Performance will equal the sum of the Currency Performance Values of each Basket Currency.

Currency Performance Value	For each Basket Currency, (i) the Currency Performance of such Basket Currency as determined on the Valuation Date by the Calculation Agent multiplied by (ii) the Basket Weighting of 25%.

Currency Performance
With respect to each Basket Currency, one minus a fraction, the numerator of which will be the Final Exchange Rate of such Basket Currency and the denominator of which will be the Initial Exchange Rate of such Basket Currency.  The Currency Performance is described by the following formula and will be determined by the Calculation Agent on the Valuation Date:

1 –	Final Exchange Rate
Initial Exchange Rate

Initial Exchange Rate	For each Basket Currency, the Exchange Rate of such Basket Currency on the Pricing Date as specified under “––Basket––Initial Exchange Rate” above.

Final Exchange Rate	For each Basket Currency, the Exchange Rate of such Basket Currency on the Valuation Date as determined by the Calculation Agent.

Exchange Rate
Exchange Rate means, on any Currency Business Day for each Basket Currency, the rate for conversion of such Basket Currency into U.S. dollars (expressed as the number of units of such Basket Currency per one U.S. dollar) as determined by reference to the rate displayed on the  applicable Reuters Page for such Basket Currency on such Currency Business Day, as determined by the Calculation Agent; provided that if (i) no such rate is displayed on the applicable Reuters Page for such day for such Basket Currency, (ii) such day is an Unscheduled Holiday with respect to any such Basket Currency, or (iii) the Calculation Agent determines in good faith that the rate so displayed on the applicable Reuters Page is manifestly incorrect, the Exchange Rate for such Basket Currency will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of such Basket Currency into U.S. dollars determined by at least five independent leading dealers, selected by the Calculation Agent (the “reference dealers”), in the underlying market for such Basket Currency taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such reference dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of any such Basket Currency determined by the reference dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the Exchange Rate for such Basket Currency shall be the exchange rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent; provided yet further that, with respect to the Brazilian real, if a Price Materiality Event occurs, the Exchange Rate for the Brazilian real shall be the rate as determined in the definition of “Price Materiality Event” below.

Quotations of Morgan Stanley & Co. LLC (“MS & Co.”) or the Calculation Agent or any of their affiliates may be included in the calculation of the mean described above, but only to the extent that any such bid is the highest of the quotes obtained.

If any Basket Currency is lawfully eliminated, converted, redenominated or exchanged by the country that issued such Basket Currency after the Pricing Date and prior to the Valuation Date, the Calculation Agent, in its sole discretion, will determine the Exchange Rate of such Basket Currency (or make such adjustment to the Initial Exchange Rate of such Basket Currency) on the Valuation Date, in accordance with legal requirements and market practice.

Unscheduled Holiday
Unscheduled Holiday means, with respect to each Basket Currency, a day that is not a Currency Business Day with respect to any Basket Currency and the market was not made aware of such fact (by means of a public announcement or by reference to other publicly announced information) until a time later than 9:00 a.m. local time in the principal financial center(s) of any Basket Currency on the date that is two Business Days prior to the Valuation Date for such Basket Currency.

Currency Business Day
Any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur:

(a) in (x) Sao Paulo, Brazil, Rio de Janeiro, Brazil, or Brasilia, Brazil and (y) New York City with respect to the Brazilian real;

(b) in (x) Moscow, Russia and (y) New York City with respect to the Russian ruble;

(c) in Mumbai, India with respect to the Indian rupee; and

(d) in Beijing, China with respect to the Chinese renminbi.

Price Materiality Event
Price Materiality Event means, with respect to the Brazilian real, that (i) the exchange rate as displayed on the applicable Reuters Page for the Brazilian real has been, in the good faith belief of the Calculation Agent, inflated or deflated by government intervention and (ii) the difference between such rate and the arithmetic mean, as determined by the Calculation Agent, of the exchange rate for conversion of the Brazilian real into U.S. dollars determined by five reference dealers (“Brazilian reference dealers’ rate”), selected by the Calculation Agent in the underlying market for the Brazilian real, taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by the reference dealers, is more than 3%, then, in such case, the Exchange Rate for the Brazilian real on the Valuation Date will be the Brazilian reference dealers’ rate.  If such difference is less than 3%, then, in such case, the Exchange Rate for the Brazilian real will be determined as set forth in the definition of “Exchange Rate” above.

Basket Weighting	For each Basket Currency, 25%.

Reuters Page
The display page so designated on the Reuters Monitor Money Rates Service (“Reuters”), as noted under “—Description of Securities—Basket––Reuters Page” above, or any other display page that may replace that display page on Reuters and any successor service thereto.

Book Entry Note or Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying  prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent	MS & Co.

Calculation Agent	Morgan Stanley Capital Services Inc. (“MSCS”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, including with respect to the calculation of the Basket Performance as well as the Currency Performance and Currency

Performance Values of each Basket Currency, will be rounded to the nearest one-billionth, with five ten-billionths rounded upward (e.g., .8765432105 would be rounded to .876543211); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Exchange Rates, the Final Exchange Rates, the Basket Performance and the Payment at Maturity. MSCS is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable, if any, per Security upon any acceleration of the Securities (the “Acceleration Amount”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though the date of acceleration were the Valuation Date.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Historical Graph
The following graph sets forth the historical performance of the equally-weighted Basket relative to the U.S. dollar for the period from January 1, 2006 through November 22, 2011 and illustrates the effect of the offset and/or correlation among the Basket Currencies during such period.  The graph does not attempt to show your expected return on an investment in the Securities.  You cannot predict the future performance of any of the Basket Currencies or of the Basket as a whole, or whether the strengthening of any of the Basket Currencies relative to the U.S. dollar will be offset by the weakening of other Basket Currencies, based on their historical performance.

Historical Information
The following tables set forth the published high, low and end of quarter exchange rates for each of the Basket Currencies for each calendar quarter in the period from January 1, 2006 to November 22, 2011.  The graphs following each Basket Currency’s exchange rate table set forth the historical exchange rate performance of each Basket Currency for the period from January 1, 2006 to November 22, 2011.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  In addition, the daily exchange rates published by Bloomberg Financial Markets may differ from the exchange rates as determined on the applicable Reuters page pursuant to “Exchange Rate” above.  We will not use Bloomberg Financial Markets to determine the applicable exchange rates.  The historical exchange rates of the Basket Currencies set forth below should not be taken as an indication of future performance.  We cannot give you any assurance that the Basket Performance will be positive so that you will receive at maturity an amount in excess of the Stated Principal Amount of the Securities.  If the Basket Performance is less than the Trigger Threshold of –20%, you will receive at maturity an amount that is substantially less than the Stated Principal Amount and could be zero.

Brazilian real Historical High, Low and Period End Exchange Rates January 1, 2006 through November 22, 2011 (expressed as units of BRL per USD)
	High	Low	Period End
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter	2.1912	2.1294	2.1364
2007
First Quarter	2.1523	2.0444	2.0594
Second Quarter	2.0478	1.9045	1.9290
Third Quarter	2.0930	1.8336	1.8336
Fourth Quarter	1.8390	1.7330	1.7800
2008
First Quarter	1.8306	1.6689	1.7519
Second Quarter	1.7444	1.5915	1.6037
Third Quarter	1.9634	1.5600	1.9046
Fourth Quarter	2.5127	1.9176	2.3145
2009
First Quarter	2.4473	2.1765	2.3228
Second Quarter	2.2738	1.9231	1.9518
Third Quarter	2.0092	1.7670	1.7670
Fourth Quarter	1.7866	1.6989	1.7445
2010
First Quarter	1.8950	1.7200	1.7813
Second Quarter	1.8836	1.7270	1.8047
Third Quarter	1.7926	1.6873	1.6873
Fourth Quarter	1.7416	1.6530	1.6613
2011
First Quarter	1.6891	1.6288	1.6318
Second Quarter	1.6362	1.5621	1.5633
Third Quarter	1.9055	1.5391	1.8793
Fourth Quarter (through November 22, 2011)	1.8911	1.6721	1.8183

Brazilian real (expressed as units of BRL per USD)

Russian ruble Historical High, Low and Period End Exchange Rates January 1, 2006 through November 22, 2011 (expressed as units of RUB per USD)
	High	Low	Period End
2006
First Quarter	28.7414	27.6651	27.7050
Second Quarter	27.7165	26.7316	26.8455
Third Quarter	27.0500	26.6726	26.7958
Fourth Quarter	26.9797	26.1704	26.3255
2007
First Quarter	26.5990	25.9736	25.9860
Second Quarter	26.0426	25.6854	25.7449
Third Quarter	25.8902	24.8588	24.8588
Fourth Quarter	25.0505	24.2850	24.6006
2008
First Quarter	24.7859	23.4511	23.4929
Second Quarter	23.8930	23.3179	23.4446
Third Quarter	25.7442	23.1577	25.6439
Fourth Quarter	29.5807	25.7333	29.4027
2009
First Quarter	36.3701	29.1475	33.9540
Second Quarter	34.1815	30.5471	31.1527
Third Quarter	32.7668	29.9967	30.0154
Fourth Quarter	30.8339	28.6880	30.0350
2010
First Quarter	30.4861	29.1362	29.4205
Second Quarter	31.8000	28.9194	31.2095
Third Quarter	31.2763	29.6850	30.5350
Fourth Quarter	31.4755	29.7325	30.5370
2011
First Quarter	30.6412	28.1741	28.3821
Second Quarter	28.5023	27.2763	27.8693
Third Quarter	32.4040	27.5101	32.1840
Fourth Quarter (through November 22, 2011)	32.7211	29.8082	31.0915

Russian ruble (expressed as units of RUB per USD)

Indian rupee Historical High, Low and Period End Exchange Rates January 1, 2006 through November 22, 2011 (expressed as units of INR per USD)
	High	Low	Period End
2006
First Quarter	45.0925	44.1175	44.6225
Second Quarter	46.3900	44.6013	46.0400
Third Quarter	46.8750	45.7700	45.8675
Fourth Quarter	45.8800	44.2700	44.2700
2007
First Quarter	44.6575	43.0350	43.4750
Second Quarter	43.1450	40.4900	40.7225
Third Quarter	41.3162	39.7035	39.8450
Fourth Quarter	39.9000	39.2775	39.4125
2008
First Quarter	40.7300	39.2650	40.1175
Second Quarter	43.0400	39.7650	43.0400
Third Quarter	46.9550	42.0637	46.9550
Fourth Quarter	50.2900	46.6100	48.8025
2009
First Quarter	51.9700	48.2550	50.7300
Second Quarter	50.5200	46.9475	47.9050
Third Quarter	49.0825	47.5175	48.1100
Fourth Quarter	47.7550	46.0912	46.5250
2010
First Quarter	46.8112	44.9175	44.9175
Second Quarter	47.6963	44.2938	46.4500
Third Quarter	47.3638	44.9450	44.9450
Fourth Quarter	45.9350	44.1050	44.7050
2011
First Quarter	45.9050	44.5850	44.5850
Second Quarter	45.3325	44.0769	44.6981
Third Quarter	49.5750	44.0756	48.9737
Fourth Quarter (through November 22, 2011)	52.3225	48.695	52.3225

Indian rupee (expressed as units of INR per USD)

Chinese renminbi Historical High, Low and Period End Exchange Rates January 1, 2006 through November 22, 2011 (expressed as units of CNY per USD)
	High	Low	Period End
2006
First Quarter	8.0702	8.0172	8.0172
Second Quarter	8.0265	7.9943	7.9943
Third Quarter	8.0048	7.8965	7.9040
Fourth Quarter	7.9149	7.8045	7.8045
2007
First Quarter	7.8143	7.7269	7.7315
Second Quarter	7.7350	7.6151	7.6151
Third Quarter	7.6059	7.5036	7.5105
Fourth Quarter	7.5276	7.3037	7.3037
2008
First Quarter	7.3041	7.0116	7.0120
Second Quarter	7.0185	6.8544	6.8544
Third Quarter	6.8792	6.8113	6.8460
Fourth Quarter	6.8872	6.8171	6.8277
2009
First Quarter	6.8519	6.8270	6.8339
Second Quarter	6.8373	6.8192	6.8305
Third Quarter	6.8362	6.8259	6.8264
Fourth Quarter	6.8311	6.8233	6.8271
2010
First Quarter	6.8339	6.8256	6.8259
Second Quarter	6.8333	6.7818	6.7818
Third Quarter	6.8108	6.6873	6.6921
Fourth Quarter	6.6917	6.6070	6.6070
2011
First Quarter	6.6350	6.5483	6.5612
Second Quarter	6.5477	6.4634	6.4639
Third Quarter	6.4721	6.3781	6.3812
Fourth Quarter (through November 22, 2011)	6.3841	6.3400	6.3619

Chinese renminbi (expressed as units of CNY per USD)

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Securities.  The original issue price of the Securities includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking positions in forwards and options contracts on the Basket Currencies or positions in any other available currencies.  Such purchase activity could have increased the values of one or more Basket Currencies relative to the U.S. dollar on the Pricing Date, and, therefore, could have increased the values relative to the U.S. dollar that such Basket Currencies must attain on the Valuation Date before you would receive at maturity a payment that exceeds the $1,000 Stated Principal Amount of the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Valuation Date, by purchasing and selling the Basket Currencies or forwards or options contracts on the Basket Currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging activities, including by selling any such currencies or instruments on the Valuation Date.  We cannot give any assurance that our hedging activities will not adversely affect the values of the Basket Currencies relative to the U.S. dollar and, therefore, adversely affect the values of the Basket Currencies relative to the U.S. dollar on the Valuation Date or the payment that you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest),” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided the actual price to public and Agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Securities purchased by that investor as set forth below.

Issue price	Selling concession	Principal amount of securities for any single investor
$1,000.00	$22.50	<$1MM
$996.25	$18.75	≥$1MM and <$3MM
$994.38	$16.88	≥$3MM and <$5MM
$992.50	$15.00	≥$5MM

The Agent may reclaim selling concessions allowed to dealers in connection with the offering, if, within 30 days of the offering, the Agent repurchases the securities distributed by such dealers.

The Agent may distribute the securities through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, a fixed sales commission of 2.25% for each Security they sell.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities or the Basket Currencies in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Description of Securities—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of

Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a)      an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)      an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)      a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)      otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Validity of the Securities
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many plans, the Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of the Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

●	purchase the Securities at their “issue price”; and
●	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

●	certain financial institutions;
●	insurance companies;
●	certain dealers and traders in securities, commodities or foreign currencies;
●	investors holding the Securities as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
●	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
●	regulated investment companies;
●	real estate investment trusts;
●	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
●	persons subject to the alternative minimum tax.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, we intend to treat each Security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “ IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

●	a citizen or individual resident of the United States;
●
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

●	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities  prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.

Character of Gain or Loss.  Because the payment on the Securities is linked to a basket of foreign currencies, it is likely that the Securities will be subject to Section 988 of the Code. In that case, subject to the discussion below concerning the election, any gain or loss recognized on the Securities generally will be treated as ordinary income or loss.  While a taxpayer may elect to treat gain or loss on certain forward contracts, futures contracts or option contracts linked to one or more foreign currencies as capital gain or loss under Section 988(a)(1)(B) of the Code (the

“Section 988 election”), it is unclear whether the Section 988 election is available for the Securities.  U.S. Holders should consult their tax advisers about the potential application of Section 988 and the Section 988 election.  In addition, if Section 988 applies to the Securities, a U.S. Holder might be subject to special reporting requirements that apply to foreign currency losses that exceed certain thresholds.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to treat the Securities as “contingent payment debt instruments” or “foreign currency contingent payment debt instruments” for U.S. federal income tax purposes.  If the IRS were successful in asserting that the Securities were either contingent payment debt instruments or foreign currency contingent payment debt instruments, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Because the Securities provide for the return of principal except where the final currency basket value has declined below the trigger level, the risk that the Securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other currency-linked securities that do not contain similar provisions.  In 2007, the IRS released a revenue ruling in which it concluded that an instrument that resembled a U.S. dollar-denominated prepaid forward contract on the euro should be treated as euro-denominated indebtedness because the purchaser of the instrument initially invested the U.S. dollar equivalent of a fixed amount of euro (the “euro equivalent amount”), received an interest component based on market rates in respect of the euro and received the euro equivalent amount at maturity.  The terms of the Securities, however, are distinguishable from the facts underlying the revenue ruling in a number of material aspects (including, without limitation, the lack of stated interest on the Securities and the existence of a maximum payment at maturity).  Thus, while the scope of the revenue ruling is not clear, we intend to take the position that the reasoning underlying the revenue ruling should not be applicable to the Securities.  However, the IRS could assert that the revenue ruling applies to the Securities, and in such case, it is possible that the Securities could be treated as a debt instrument denominated in the foreign currency.

Other alternative U.S. federal income tax treatments of the Securities are possible, which, if applied, could significantly affect the the timing and character of the income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

●	an individual who is classified as a nonresident alien;
●	a foreign corporation; or
●	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

●
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

●	certain former citizens or residents of the United States; or
●	a holder for whom income or gain in respect of a Security is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

●	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
●	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
●	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and
●	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Non-U.S. Holders should note that because the characterization of the Securities is unclear, payments made to you with respect to the Securities  may be subject to U.S. federal withholding tax unless the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition of the Securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability.